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                                                              EXHIBIT 99.B15
                                                              Distribution Plan



                       THE HAVEN CAPITAL MANAGEMENT TRUST
                                       and
                                 THE HAVEN FUND


                              AMENDED AND RESTATED
                                DISTRIBUTION PLAN

                  DISTRIBUTION PLAN, as of May 19, 1994, of The Haven Capital Management Trust, a Delaware business trust (the "Trust") on behalf of The Haven Fund (the "Fund"), constituting the initial series of the Trust.


                              W I T N E S S E T H:

                  WHEREAS, the Trust has been organized to operate as an open-end management investment company and is registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

                  WHEREAS, the Trust intends to distribute the shares of beneficial interest (par value $0.001 per share) of the Fund (the "Shares") in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1"), and desires to adopt this Distribution Plan (the "Plan") as a plan of distribution pursuant to such Rule; and

                  WHEREAS, the Trust desires to engage Sunstone Financial Group, Inc., a Wisconsin corporation (the "Distributor"), to provide certain distribution services for the Trust; and

                  WHEREAS, the Trust desires to enter into a distribution agreement (in such form as may from time to time be approved by the Trustees of the Trust in the manner specified in Rule 12b-1 (the "Distribution Agreement")) with the Distributor, whereby the Distributor will provide facilities





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and personnel and render services to the Trust in connection with the offering and distribution of the Shares; and

                  WHEREAS, the Trustees, in considering whether the Trust should adopt and implement this Plan, have evaluated such information as they deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and have considered such pertinent factors as they deemed necessary to form the basis for a decision to use assets of the Fund for such purposes, and have determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit each Series and its shareholders.

                  NOW, THEREFORE, the Trustees hereby adopt this Plan for the Trust as a plan of distribution in accordance with Rule 12b-1, on the following terms and conditions:

                  1. The Distributor shall perform such services and bear such costs as shall be specified in a Distribution Agreement approved by a majority of all the Trustees and of the Trustees who are not "interested persons" of the Trust or Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Trustees").

                  2. The proper officers of the Trust may authorize the direct or indirect use of the Fund's property to finance additional activity which is primarily intended to result in the sale of Shares ("Additional Sales Activity"). Expenses attributable to such Additional Sales Activity may include, without limitation, the cost of printing sales literature and prospectuses for persons other than then-current shareholders and the cost of mailing such materials in circumstances in which the Distributor will not incur such mailing costs.

                  3. The expenditures to made be by the Fund in connection with fees paid to the Distributor and Additional Sales Activity shall be determined by the Trust, provided





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that the Trust shall not make payments either to the Distributor or to any other person for activities constituting Additional Sales Activities if such payments in the aggregate exceed 0.25% of the Fund's average daily net asset value per annum (determined in accordance with the Fund's prospectus and the Rules of Fair Practice of the National Association of Securities Dealers, Inc.). No portion of any expense incurred in any plan year that is subject to the annual cap set forth in the preceding sentence may be carried over to any subsequent plan year.

                  4. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Agreement and Declaration of Trust of the Trust or By-Laws of the Trust or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

                  5. This Plan shall become effective upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of the Fund, and (b) approval by a vote of the Trustees and of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

                  6. This Plan shall continue in effect indefinitely; provided, however, that such continuance is subject to annual approval by a vote of the Trustees and of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire on the date which is 15 months after the date of the last approval.

                  7. This Plan may be amended at any time by the Trustees, provided that (a) any amendment to increase materially the amount to be expended from the assets of the Fund for the services described herein shall be effective only upon approval by a vote of a "majority of the out-


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standing voting securities" of the Fund, and (b) any material amendment of this
Plan shall be effective only upon approval by a vote of the Trustees and of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of the Fund.

                  8. The officers of the Trust shall provide the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

                  9. While this Plan is in effect, the selection and nomination of those trustees who are not "interested persons" of the Trust shall be committed to the discretion of such disinterested Trustees.

                  10. For the purposes of this Plan, the terms "interested persons" and "majority of the outstanding voting securities" are used as defined in the 1940 Act.

                  11. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 8 hereof (collectively, the "Records") for a period of six years from the end of the fiscal year in which such Record was made, and each such Record shall be kept in an easily accessible place for the first two years of said record-keeping.

                  12. This Plan shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.




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                  13. If any provision of this Plan shall be held or made
invalid by a court decision, statute, rule or otherwise, the remainder of this Plan shall not be affected thereby.



Amended June 22, 1995




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